EXHIBIT 99.1

Salt Lake City, Utah - In the third calendar quarter of 2004 (3Q 2004), Utah Medical Products, Inc. (Nasdaq:UTMD) achieved 2% higher earnings per share (eps) compared to the same quarter in the prior year. Year-to-date (9M) eps from regular operations were $1.15 compared to $1.13 in the first 9 months of 2003. Eps from regular operations for the most recent four calendar quarters (LTM) were $1.52. Including "extraordinary" income, 9M eps were $1.85 and LTM eps were $4.95. (Extraordinary income after taxes of $16,775,000 was recorded during 4Q 2003 and 1Q 2004 relating to a patent infringement judgment.)

UTMD's consolidated 3Q 2004 sales were down 1% compared to 3Q 2003. In response to an August 10 press release from the U.S. Food & Drug Administration (FDA), UTMD introduced a ten percent (10%) discount from its regular established U.S. hospital prices provided to loyal customers who continue to use UTMD's unrestricted high quality products. Ignoring the effect of the 10% discount, UTMD's 3Q 2004 sales were 1% higher than 3Q 2003, the same quarter in the prior year, and about the same as in the prior quarter, 2Q 2004. According the CEO Kevin Cornwell, "We're pleased with third quarter sales results after the unjustified shock that UTMD customers received from the August 10 FDA press release. I believe that 3Q sales results validate the high confidence that users have in our safe and effective specialty products." Year-to-date 2004 sales (9 months) were down 2% compared to 9M 2003.

Comparing 3Q 2004 sales (before applying the 10% discount) to 3Q 2003 sales in product categories, neonatal product sales were up 5%, obstetrics product sales were up 1%, gynecology/ electrosurgery product sales were up 1%, and blood pressure monitoring/ components sales were down 3%. 3Q 2004 international sales were up 9% while domestic sales (after the discount was applied) were down 4% compared to 3Q 2003. Even though overall international sales were up, trade shipments by UTMD Ltd. (Ireland) were down 2% in US Dollar terms, and 10% in EURO terms. The decline in domestic sales was mitigated by the ABCorp acquisition in 2Q 2004. Domestic OEM sales were down 13% as the CMI molding operation had another weak OEM sales quarter. CEO Kevin Cornwell further states, "Of course, the 10% discount for domestic direct hospital sales was effective for about half of 3Q 2004. If the discount continues for a full quarter, the negative financial impact on 4Q 2004 will be more substantial."

In 3Q 2004, UTMD achieved a gross profit margin (GPM) of 56.6%, operating profit margin of 38.4% and net profit margin of 27.1%. Profit margins for 3Q 2003 were 58.9%, 39.9% and 27.5%, respectively. The negative $152,700 effect of the discount was more pronounced on gross profits than on sales. Without the discount, UTMD's 3Q 2004 GPM would have been 57.6% and gross profits would have been 4% higher. Mr. Cornwell states, "The negative impact of the discount on third quarter profits could have been larger. In addition to the loyalty demonstrated by our customers, the excellent financial results demonstrate diligence, determination and commitment of UTMD's employees. With average tenure over 8 years with the Company, our employees understand the consistent proven quality of our products, and have worked harder and confidently in this highly stressful time for our company."

Non-operating income in 3Q 2004 was $189,400 compared $107,100 in 3Q 2003. Year-to-date non-operating income was $521,400 for 9M 2004 compared to $272,500 for 9M 2003, excluding the Tyco patent infringement damages recorded in 1Q 2004. In 3Q 2003 and 9M 2003, UTMD paid $4,600 and $46,800, respectively, in interest


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because of a line of credit balance. The line of credit balance was reduced to zero at the end of 3Q 2003, and has not been used in 2004. In contrast, UTMD received $62,500 in 3Q 2004, and $178,000 in 9M 2004, in interest and dividend income and capital gains from investing its cash balances.

UTMD's earnings before interest and income tax expenses and before non-cash depreciation/ amortization expenses (EBITDA), were $2,937,200 in 3Q 2004 (44.0% of sales), compared to $3,047,800 in 3Q 2003 (45.1% of sales). UTMD set profitability records in 3Q 2003.

Initiating a quarterly cash dividend, UTMD paid $678,400 to shareholders in 3Q 2004. No dividends were paid in 2003. In addition, in 3Q 2004 UTMD repurchased 176,200 shares in the open market for $3,080,100, an average cost including commissions of $17.48 per share.

UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 246,600 in 3Q 2004 compared to 340,700 in 3Q 2003, and 291,600 in 9M 2004 compared to 368,000 in 9M
2003. The lower dilution was due mainly to fewer outstanding option shares. The actual number of outstanding UTMD shares at the end of 3Q 2004 was 4,350,200. The total number of outstanding unexercised options at September 30, 2004 was about 741,000 shares at an average exercise price of $13.06/ share, including shares awarded but not vested.

Compared to a year earlier, September 30 cash and investment balances were $20,627,000 versus $925,000. Compared to the end of the prior quarter (June 30, 2004), cash and investment balances were down only $1.4 million even though 3Q dividends and share repurchases consumed $3.8 million in cash. In 3Q 2004, UTMD reduced inventories $310,000, a significant accomplishment. Net accounts receivable were down $290,000 and other current assets were down $89,000. Total current assets were down $2.1 million compared to June 30. Since current liabilities were down $512,000, primarily due to payment of income taxes on extraordinary income, working capital was down $1.6 million compared to June 30, 2004. Compared to a year earlier, working capital was up $16.3 million.

Financial ratios which may be of interest to shareholders follow. All of the following measures meet or exceed management targets:
1) Current Ratio = 6.5
2) Days in Receivables (based on 3Q sales activity) = 45.6 3) Average Inventory Turns (based on 3Q CGS) = 3.6 4) Year-to-Date ROE (excluding extraordinary income and equity) = 32%

Despite $9.3 million reduction in Shareholders' Equity resulting from share repurchases and shareholder dividends, UTMD's Shareholders' Equity is up $16.8 million from one year ago.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include the effect of the August 2004 FDA press release, market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been


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outlined in UTMD's public disclosure filings with the SEC. The 3Q 2004 10-Q will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

For purposes of comparison with the prior year, UTMD has separated the additional "extraordinary" income and associated expenses from augmented damages and interest received from Tyco in 1Q 2004 from its "normal" first nine months
(9M) 2004 operating results ("regular" column in the results table).



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                                         Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter ended September 30, 2004:
(in thousands except earnings per share)
                                  Total     Extraordinary     Regular
                                 3Q 2004      3Q 2004         3Q 2004      3Q 2003    Percent Change
                                 -------      -------         -------      -------    --------------
Net Sales                       $  6,670         --          $  6,670     $  6,761         (1.3%)
Gross Profit                       3,779         --             3,779        3,979         (5.0%)
Operating Income                   2,561         --             2,561        2,696         (5.0%)
Income Before Tax                  2,750         --             2,750        2,803         (1.9%)
Net Income                         1,807         --             1,807        1,861         (2.9%)
Earnings Per Share              $   .386         --          $   .386     $   .378         +2.2%
Shares Outstanding (diluted)       4,674                        4,674        4,920


INCOME STATEMENT,  First Nine Months ended September 30, 2004:
(in thousands except earnings per share)
                                  Total    Extraordinary      Regular
                                 9M 2004     9M 2004          9M 2004      9M 2003    Percent Change
                                 -------      -------         -------      -------    --------------
Net Sales                       $ 20,113         --          $ 20,113     $ 20,478         (1.8%)
Gross Profit                      11,563         --            11,563       11,990         (3.6%)
Operating Income                   7,469        (350)           7,819        8,120         (3.7%)
Income Before Tax                 14,050        5,710           8,340        8,393         (0.6%)
Net Income                         8,823        3,349           5,474        5,486         (0.2%)
Earnings Per Share              $  1.850      $  .702        $  1.148     $  1.127         +1.9%
Shares Outstanding (diluted)       4,770        4,770           4,770        4,870


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

BALANCE SHEETS
(in thousands)                                 (unaudited)   (unaudited)     (audited)    (unaudited)
                                              SEP 30, 2004  JUN 30, 2004  DEC 31, 2003  SEP 30, 2003
                                              ------------  ------------  ------------  ------------
Assets
         Cash & Investments                       $ 20,627      $ 22,044      $  1,484      $    925
         Accounts Receivable, net                    3,210         3,500         3,326         3,705
         Tyco Receivable                                -             -         24,884            -
         Inventories                                 3,046         3,356         3,268         3,657
         Other Current Assets                          870           959           940           813
         --------------------                          ---           ---           ---           ---
      Total Current Assets                          27,753        29,859        33,902         9,100
      Property and Equipment - net                   8,719         8,737         9,005         8,781
         Intangible Assets - net                     7,691         7,709         6,787         6,750
         -----------------------                     -----         -----         -----         -----
Total Assets                                      $ 44,163      $ 46,305      $ 49,694      $ 24,631

Liabilities and Stockholders<W061> Equity
    Total Current Liabilities                     $  4,303      $  4,815      $ 12,497      $  1,934
     Note Payable                                       -             -             -             -
  Deferred Income Taxes/Other Liab.                    707           641           665           383
  Stockholders' Equity                              39,153        40,849        36,532        22,314
  --------------------                              ------        ------        ------        ------
Total Liabilities and Stockholders' Equity        $ 44,163      $ 46,305      $ 49,694      $ 24,631
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